Exhibit 99.1

AT THE COMPA NY	AT FINANCIAL RELATIONS BOARD
William N. Hahne	Marilynn Meek - General Info (212) 827-3773
President & COO	Susan Garland – Analysts (212) 827-3775
(713) 877-8006

FOR IMMEDIATE RELEASE:
December 21, 2005

KCS ENERGY, INC. ANNOUNCES SOUTH TEXAS ACQUISITION

HOUSTON, TX, December 21, 2005 -- KCS Energy, Inc. (NYSE: KCS) today announced that it has acquired a property in its core area of operations in the onshore gulf coast, effective as of December 1, 2005.

This purchase from an undisclosed seller for $24.8 million involves approximately 2,325 acres located in Wharton County, Texas. Proved reserves are internally estimated to be 12.4 Bcfe, of which 82% are proved developed.

“Although the proved reserves make this an attractive acquisition, the compelling reason for the purchase comes from expected future enhancement of production and reserves through workovers, infill drilling and deeper exploration potential,” pointed out William N. Hahne, President and Chief Operating Officer. “Our main focus at KCS continues to be on our drilling program, however we are constantly searching for properties in our core areas where we can enhance value.”

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing properties, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company’s web site at http://www.kcsenergy.com

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